Exhibit 10.53

Merchant Agreement

Agreement dated 4/13/2022 between Premium Merchant Funding 18, LLC ("PMF") and the Merchant listed below ("MERCHANT")

Merchant Information

MEMORY CARE AT GOOD SHEPHERD LLC
MERCHANT'S LEGAL NAME

MEMORY CARE AT GOOD SHEPHERD
D/B/A

TX
STATE OF INCORPORATION / ORGANIZATION:

Type of Entity (circle one):

- [ ] CORPORATION
- [X] LIMITED LIABILITY COMPANY
- [ ] LIMITED LIABILITY PARTNERSHIP
- [ ] SOLE PROPRIETORSHIP
- [ ] LIMITED PARTNERSHIP
- [ ] OTHER

PHYSICAL ADDRESS	CITY	STATE	ZIP
8800 VILLAGE DR, SUITE 201, SAN ANTONIO, TX 78217			

CONTACT NAME 1	CONTACT NAME 2:	CONTACT NUMBER
JAMES THADDEUS WALESA		2104510839

MAILING ADDRESS:	CITY:	STATE:	ZIP

Purchase Price:

PURCHASE PRICE $	SPECIFIED PERCENTAGE:	% SPECIFIC	AMOUNT: $
250,000.00	15%	WEEKLY	8,625.00

345,000.00
PURCHASED AMOUNT: $

By Owner (#1) by:

JAMES THADDEUS WALESA OWNER
PRINT NAME AND TITLE

DocuSigned by: JAMES THADDEUS WALESA

SIGNATURE

JTW

INITIALS

By Owner (#2 by:

PRINT NAME AND TITLE

SIGNATURE

This Merchant Agreement (hereafter “Agreement”) is by, between, and among PMF, the above-listed Merchant, and Guarantor listed below at page___ (“Guarantor” or “Guarantors”). PMF, Merchant, and Guarantor(s) are collectively referred to as the “Parties”.

Merchant hereby sells, assigns, and transfers to PMF (making PMF the absolute owner) in consideration of the “Purchase Price” specified above, the Purchased Percentage of all of Merchant’s future accounts, contract rights and other entitlements arising from or relating to the payment of monies from Merchant’s customers and/or other third party payors (the “Receipts” defined as all payments made by cash, check, electronic transfer or other form of monetary payment in the ordinary course of the Merchant’s business), for the payments due to Merchant as a result of Merchant’s sale of goods and/or services (the “Transactions”) until the “Purchased Amount” has been delivered by or on behalf of Merchant to PMF.

Merchant is selling a portion of a future revenue stream to PMF at a discount, not borrowing money from PMF, therefore there is no interest rate or payment schedule and no time period during which the Purchased Amount must be collected by PMF. The Daily Remittance is a good faith estimate of (a) Purchased Percentage multiplied by (b) the daily revenues of Merchant during the previous calendar month divided by (c) the number of business days in the calendar month. Merchant going bankrupt or going out of business, or experiencing a slowdown in business, or a delay in collecting its receivables, in and of itself, does not constitute a breach of this Agreement. PMF is entering this Agreement knowing the risks that Merchant’s business may slow down or fail, and PMF assumes the risks based on Merchant’s representations, warranties and covenants in this Agreement, which are designed to give PMF a reasonable and fair opportunity to receive the benefit of its bargain. Merchant and Guarantor are only guaranteeing their performance of the terms of this Revenue Purchase Agreement, and are not guaranteeing the payment of the Purchased Amount.

The initial Daily Remittance shall be as described above. The Daily Remittance is subject to adjustment as set forth in Paragraph 1.4.

PMF will debit the Daily Remittance each business day from only one depositing bank account, which must be acceptable to, and pre-approved by, PMF (the “Account”) into which Merchant and Merchant’s customers shall remit the Receipts from each Transaction, until such time as PMF receives payment in full of the Purchased Amount. Daily Remittance. Merchant hereby authorizes PMF to ACH debit the Daily Agreed Remittance from the Account on a daily basis; a daily basis means any day that is not a United States banking holiday. PMF’s payment of the Purchase Price shall be deemed the acceptance and performance of this Agreement. Merchant understands that it is responsible for ensuring that the Daily Agreed Remittance to be debited by PMF remains in the Account and will be held responsible for any fees incurred by PMF resulting from a rejected ACH attempt or an Event of Default. PMF is not responsible for any overdrafts or rejected transactions that may result from PMF’s ACH debiting the Daily Agreed Remittance under the terms of this Agreement. Notwithstanding anything to the contrary in the Agreement or any other agreement between PMF and Merchant, upon the occurrence of an Event of Default under Section 3 of the MERCHANT AGREEMENT TERMS AND CONDITIONS the Purchased Percentage shall equal 100%. A list of all fees applicable under this Agreement is contained in Appendix A.

THE MERCHANT AGREEMENT “TERMS AND CONDITIONS”, THE “SECURITY AGREEMENT AND GUARANTY” AND THE “ADMINISTRATIVE FORM HEREOF, ARE ALL HEREBY INCORPORATED IN AND MADE A PART OF THIS MERCHANT AGREEMENT.

Merchant Agreement Terms & Conditions

1	Terms of Enrollment In Program

1.1	Merchant Deposit Agreement and Processor. Merchant shall (A) execute an agreement acceptable to PMF with a Bank acceptable to PMF to obtain electronic fund transfer services for the Account, and (B) if applicable, execute an agreement acceptable to PMF with a credit and debit card processor (the “Processor”) instructing the Processor to deposit all Receipts into the Account. Merchant shall provide PMF and/or its authorized agent(s) with all of the information, authorizations and passwords necessary for verifying Merchant’s receivables, receipts, deposits, and withdrawals into and from the Account. Merchant hereby authorizes PMF and/or its agents(s) to withdraw from the Account via ACH debit the amounts owed to PMF for the receipts as specified herein and to pay such amounts to PMF. These authorizations apply not only to the approved Account but also to any subsequent or alternate account used by the Merchant for these deposits, whether pre-approved by PMF or not. This additional authorization is not a waiver of PMF’s entitlement to declare this Agreement breached by Merchant as a result of its usage of an account which PMF did not first pre-approve in writing prior to Merchant’s usage thereof. The aforementioned authorizations shall be irrevocable without the written consent of PMF.

PHONE: 212-931-6864	FAX: 646-780-8724	EMAIL : INFO@PMFUS.COM	WWW.PMFUS.COM	2

1.2	Terms of Agreement. This Agreement shall remain in full force and effect until the entire Purchased Amount and any other amounts due are received by PMF as per the terms of this Agreement.

1.3	Future Purchase of Increments. Subject to the terms of this Agreement, PMF offers to purchase additional Receipts in the “Increments” stated on Page 1 of this Agreement, if any. PMF reserves the right to delay or rescind the offer to purchase any Increment or any additional Receipts, in its sole and absolute discretion.

1.4	Adjustments to the Daily Remittance. If an Event of Default has not occurred, every two (2) calendar weeks after the funding of the Purchase Price to Merchant either party may give notice to the other to request an increase or decrease in the Daily Remittance. The amount may be increased if the amount remitted to PMF was more than the Purchased Percentage of all revenue of Merchant during the previous two (2) calendar weeks. The modified Daily Remittance shall be equal to the (a) Purchased Percentage multiplied by (b) the daily average revenues of Merchant during the previous two (2) weeks divided by the (c) number of business days in the calendar month.

1.5	Financial Condition. Merchant and Guarantor(s) (as hereinafter defined and limited) authorize PMF and its agents to investigate their financial responsibility and history, and will provide to PMF any authorizations, bank or financial statements, tax returns, etc., as PMF deems necessary in its sole absolute discretion prior to or at any time after execution of this Agreement. A photocopy of this authorization will be deemed as acceptable as an authorization for release of financial and credit information. PMF is authorized to update such information and financial and credit profiles from time to time as it deems appropriate.

1.6	Transaction History. Merchant authorizes all of its banks, brokers, and processors to provide PMF with Merchant’s banking, brokerage, and/or processing history to determine qualification or continuation in this program and for collections purposes. Merchant shall provide PMF with copies of any documents related to Merchant’s card processing activity or financial and banking affairs within 5 days after a request from PMF.

1.7	Indemnification. Merchant and Guarantor(s) jointly and severally indemnify and hold harmless Processor, its officers, directors and shareholders against all losses, damages, claims, liabilities, and expenses (including reasonable attorney’s fees) incurred by Processor resulting from (a) claims asserted by PMF for monies owed to PMF from Merchant and (b) actions taken by Processor in reliance upon any fraudulent, misleading or deceptive information or instructions provided by PMF.

1.8	No Liability. In no event will PMF be liable for any claims asserted by Merchant or Guarantors under any legal theory for lost profits, lost revenues, lost business opportunities, exemplary, punitive, special, incidental, indirect or consequential damages, each of which is waived by both Merchant and Guarantor(s). In the event these claims are nonetheless raised, Merchant and Guarantor(s) will be jointly and severally liable for all of PMF attorney’s fees and expenses resulting therefrom.

1.9	Reliance on Terms. Section 1.1, 1.6, 1.7, 1.8, and 2.5 of this Agreement are agreed to for the benefit of Merchant, PMF, Processor, and Merchant’s bank and notwithstanding the fact that Processor, and Merchant’s bank and notwithstanding the fact that Processor and the bank is not a party of this Agreement, Processor and the bank may rely upon their terms and raise them as a defense in any action.

1.10	Sale of Receipts. Merchant and PMF agree that the Purchase Price under this Agreement is in exchange for the Purchased Amount, and that such Purchase Price is not intended to be, nor shall it be construed as a loan from PMF to Merchant. Merchant agrees that the Purchase Price is in exchange for the Receipts pursuant to this Agreement, and that it equals the fair market value of such Receipts. PMF has purchased and shall own all the Receipts described in this Agreement up to the full Purchased Amount as the Receipts are created. Payments made to PMF in respect to the full amount of the Receipts shall be conditioned upon Merchant’s sale of products and services, and the payment therefore by Merchant’s customers. In no event shall the aggregate of all amounts or any portion thereof be deemed as interest hereunder, and in the event it is found to be interest despite the parties hereto specifically representing that it is NOT interest, it shall be found that no sum charged or collected hereunder shall exceed the highest rate permissible at law. In the event that a court nonetheless determines that PMF has charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by applicable law and PMF shall promptly refund to Merchant any interest received by PMF in excess of the maximum lawful rate, it being intended that Merchant not pay or contract to pay, and that PMF not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by Merchant under applicable law. As a result thereof, Merchant knowingly and willingly waives the defense of Usury in any action or proceeding.

PHONE: 212-931-6864	FAX: 646-780-8724	EMAIL : INFO@PMFUS.COM	WWW.PMFUS.COM	3

1.11	Power of Attorney. Merchant irrevocably appoints PMF as its agent and attorney-in-fact with full authority to take any action or execute any instrument or document to settle all obligations due to PMF from Processor, or in the case of a violation by Merchant of Section 1 or the occurrence of an Event of Default under Section 3 hereof, including without limitation (i) to obtain and adjust insurance; (ii) to collect monies due or to become due under or in respect of any of the Collateral; (iii) to receive, endorse, and collect any checks, notes, drafts, instruments, documents, or chattel paper in connection with clause (i) or (ii) of this section; (iv) to sign Merchant’s name on any invoice, bill of lading, or assignment directing customers or account debtors to make payment directly to PMF; (v) to contact Merchant’s banks and financial institutions using Merchant and Guarantor(s) personal information to verify the existence of an account and obtain account balances; (vi) to file any claims or take any action or institute any proceeding which PMF may deem necessary for the collection of any of the unpaid Purchased Amount from the Collateral, or otherwise to enforce its rights with respect to payment of the Purchased Amount. In connection therewith, all costs, expenses, and fees, including legal fees, shall be payable by Merchant.

1.12	Protections Against Default. The following Protections 1 through 8 may be invoked by PMF immediately and without notice to Merchant in the event: (a) Merchant takes any action to discourage the use of electronic processing that are settled through Processor, or permits any event to occur that could have an adverse effect on the use, acceptance, or authorization of checks or other payments or deposits for the purchase of Merchant’s services and products including but not limited to direct deposit of any checks into a bank account without scanning into the PMF electronic check processor; (b) Merchant changes its arrangements with Processor or the Bank in any way that is adverse or unacceptable to PMF; (c) Merchant changes the electronic check processor through which the Receipts are settled from Processor to another electronic check processor, or permits any event to occur that could cause diversion of any of Merchant’s check or deposit transactions to another processor; (d) Merchant intentionally interrupts the operation of its business, transfers, moves, sells, disposes, or otherwise conveys its business and/or assets without (i) the express prior written consent of PMF, and (ii) the written agreement of any purchaser or transferee to the assumption of all of Merchant’s obligations under this Agreement pursuant to documentation satisfactory to PMF; (e) Merchant takes any action, fails to take any action, or offers any incentive—economic or otherwise—the result of which will be to induce any customer or customers to pay for Merchant’s services with any means other than payments, checks, or deposits that are settled through Processor; or (f) Merchant fails to provide PMF with copies of any documents related to Merchant’s card processing activity of financial and banking affairs within five (5) days after a request from PMF. These protections are in addition to any other remedies available to PMF at law, in equity, or otherwise pursuant to this Agreement.

Protection 1. The full uncollected Purchased Amount plus all fees (including reasonable attorney’s fees) due under this Agreement and the attached Security Agreement become due and payable in full immediately.

Protection 2. PMF may enforce the provisions of the Limited Personal Guaranty of Performance against the Guarantor(s).

Protection 3. Merchant hereby authorizes PMF to execute in the name of the Merchant a Confession of Judgment in favor of PMF in the amount of Purchased Amount stated in the Agreement. Upon an Event of Default, PMF may enter that Confession of Judgment as a Judgment with the Clerk of any Court and execute thereon.

Protection 4. PMF may enforce its security interest in the Collateral.

Protection 5. The entire Purchased Amount and all fees (including reasonable attorney’s fees) shall become immediately payable to PMF from Merchant.

Protection 6. PMF may proceed to protect and enforce its right and remedies by lawsuit, including but not limited to all reasonable attorney’s fees and court costs.

Protection 7. This Agreement shall be deemed Merchant’s Assignments of Merchant’s Lease of Merchant’s business premises to PMF. Upon breach of any violation of this Agreement, PMF may exercise its rights under this Assignment of Lease without prior notice to Merchant.

Protection 8. PMF may debit Merchant’s depository accounts wherever situated by means of ACH debit or facsimile signature on a computer generated check drawn on Merchant’s bank account or otherwise for all sums due to PMF.

PHONE: 212-931-6864	FAX: 646-780-8724	EMAIL : INFO@PMFUS.COM	WWW.PMFUS.COM	4

1.13	Protection of Information. Merchant and each person signing this Agreement on behalf of Merchant and/or as Owner or Guarantor, in respect of himself or herself personally, authorizes PMF to disclose information concerning Merchant’s and each Owner’s and each Guarantor’s credit standing (including credit bureau reports that PMF obtains) and business conduct only to agents, affiliates, subsidiaries, and credit reporting bureaus. Merchant and each owner and each Guarantor hereby and each waives to the maximum extent permitted by law any claim for damages against PMF or any of its affiliates relating to any (i) investigation undertaken by or on behalf of PMF as permitted by this Agreement, or (ii) disclosure of information as permitted by this Agreement.

1.14	Confidentiality. Merchant understands and agrees that the terms and conditions of the products and services offered by PMF, including this Agreement and any other PMF documents (collectively, “Confidential Information”) are proprietary and confidential information of PMF. Accordingly, unless disclosure is required by law or court order, Merchant shall not disclose Confidential Information of PMF to any person other than an attorney, accountant, financial advisor or employee of Merchant who needs to know such information solely for the purpose of advising Merchant and first agrees in writing to be bound by the terms of this section. A breach hereof entitles PMF to not only damages and reasonable attorney’s fees but also to both a Temporary Restraining Order and a Preliminary Injunction without Bond or Security.

1.15	Publicity. Merchant and each of Merchant’s Owners and Guarantors hereto all hereby authorizes PMF to use its, his, or her name in listing of clients and in advertising materials and marketing materials.

1.16	D/B/A’s. Merchant hereby acknowledges and agrees that PMF may be using “doing business as” or “d/b/a” names in connection with various matters relating to the transaction between PMF and Merchant, including the filing of UCC-1 financing statements and other notices or filings.

1.17	This advance is made pursuant to the Premium Merchant Funding heter iska and shall not in any way impair the rights of the seller/merchant.

2	REPRESENTATIONS, WARRANTIES, AND COVENANTS

Merchant represents warrants and covenants that, as of this date and during the term of this Agreement:

2.1	Financial Condition and Financial Information. Merchant’s and Guarantor’s bank and financial statements, copies of which have been furnished to PMF, and future statements which will be furnished hereafter at the discretion of PMF, fairly represent the financial condition of Merchant at such dates, and since those dates there has been no material adverse changes, financial or otherwise, in such condition, operation or ownership of Merchant. Merchant and Guarantors have a continuing, affirmative obligation to advise PMF of any material adverse change in their financial condition, operation or ownership. PMF may request statements at any time during the performance of this Agreement and the Merchant and Guarantors shall provide them to PMF within five (5) business days after request from PMF. Merchant’s or Guarantor’s failure to do so is a material breach of this Agreement.

2.2	Government Approvals. Merchant is in compliance and shall comply with all laws and has valid permits, authorizations, and licenses to own, operate, and lease its properties and to conduct the business in which it is presently engaged and/or will engage in hereafter.

2.3	Authorization. Merchant, and the person(s) signing this Agreement on behalf of Merchant, have full power and authority to incur and perform the obligations under this Agreement, all of which have been duly authorized.

2.4	Use of Funds. Merchant agrees that it shall use the Purchase Price for business purposes and not for personal, family, or household purposes.

2.5	Electronic Check Processing Agreement. Merchant will not change its Processor, add terminals, change its financial institution or bank account(s) or take any other action that could have any adverse effect upon Merchant’s obligations under this Agreement, without PMF’s prior written consent. Any such changes shall be a material breach of this Agreement.

2.6	Change of Name or Location. Merchant will not conduct Merchant’s businesses under any name other than as disclosed to the Processor and PMF, nor shall Merchant change any of its places of business without prior written consent by PMF.

2.7	Daily Batch Out. Merchant will batch out receipts with the Processor on a daily basis if applicable.

PHONE: 212-931-6864	FAX: 646-780-8724	EMAIL : INFO@PMFUS.COM	WWW.PMFUS.COM	5

2.8	Estoppel Certificate. Merchant will at every and all times, and from time to time, upon at least one (1) day’s prior notice from PMF to Merchant, execute, acknowledge, and deliver to PMF and/or to any other person, firm or corporation specified by PMF, a statement certifying that this Agreement is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications) and stating the dates which the Purchased Amount or any portion thereof has been repaid.

2.9	No Bankruptcy. As of the date of this Agreement, Merchant is not insolvent and does not contemplate filing for bankruptcy in the next six months and has not consulted with a bankruptcy attorney or filed any petition for bankruptcy protection under Title 11 of the United States Code and there has been no involuntary petition brought or pending against Merchant. Merchant further warrants that it does not anticipate filing any such bankruptcy petition and it does not anticipate that an involuntary petition will be filed against it.

2.10	Unencumbered Receipts. Merchant has good, complete, unencumbered, and marketable title to all Receipts, free and clear of any and all liabilities, liens, claims, changes, restrictions, conditions, options, rights, mortgages, security interests, equities, pledges, and encumbrances of any kind or nature whatsoever or any other rights or interests that may be inconsistent with the transactions contemplated with, or adverse to the interests of PMF.

2.11	Business Purpose. Merchant is a valid business in good standing under the laws of the jurisdictions in which it is organized and/or operates, and Merchant is entering into this Agreement for business purposes and not as a consumer for personal, family, or household purposes.

2.12	Defaults Under Other Contracts. Merchant’s execution of, and/or performance under this Agreement, will not cause or create an event of default by Merchant under any contract with another person or entity.

2.13	Good Faith. Merchant Guarantors hereby affirm that Merchant is receiving the Purchase Price and selling PMF the Purchased Amount in good faith and will use the Purchase Price funds to maintain and grow the Merchant’s business.

3	EVENTS OF DEFAULT AND REMEDIES

3.1	Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” hereunder:

3.1.1	Merchant or Guarantor shall violate any term or covenant in this Agreement;

3.1.2	Any representation or warranty by Merchant in this Agreement shall prove to have been incorrect, false, or misleading in any material respect when made;

3.1.3	The sending of notice of termination by Merchant or verbally notifying PMF of its intent to breach this Agreement;

3.1.4	The Merchant fails to give PMF 24 hours advance notice that there will be insufficient funds in the account such that the ACH of the specific daily amount will not be honored by Merchant’s bank, and the Merchant fails to supply all requested documentation and allow for daily monitoring of its bank account;

3.1.5	Merchant shall transfer or sell all or substantially all of its assets;

3.1.6	Merchant shall make or send notice of any intended bulk sale or transfer by Merchant;

3.1.7	Merchant shall use multiple depository accounts without the prior written consent of PMF;

3.1.8	Merchant shall change its depositing account without the prior written consent of PMF; or

3.1.9	Merchant shall close its depositing account used for ACH debits without the prior written consent of PMF;

3.1.10	Merchant’s bank returns a code other than NSF cutting PMF from its collections;

3.1.11	Merchant shall default under any of the terms, covenants, and conditions of any other agreement with PMF.

3.2	Limited Personal Guaranty. If an Event of Default occurs, PMF will enforce its rights against the Guarantors of this transaction. Said Guarantors will be jointly and severally liable to PMF for all of PMF’s losses and damages, in addition to all costs and expenses and legal fees associated with such enforcement.

3.3	Remedies. In case any Event of Default occurs and is not waived pursuant to Section 4.4 hereof, PMF may proceed to protect and enforce its rights or remedies by suit in equity or by action at law, or both, whether for the specific performance of any covenant, agreement, or other provision contained herein, or to enforce the discharge of Merchant’s obligations hereunder (including the Guaranty) or any other legal or equitable right or remedy. All rights, powers, and remedies of PMF in connection with this Agreement may be exercised at any time by PMF after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers, or remedies provided by law or equity.

PHONE: 212-931-6864	FAX: 646-780-8724	EMAIL : INFO@PMFUS.COM	WWW.PMFUS.COM	6

3.4	Costs. Merchant shall pay to PMF all reasonable costs associated with (a) an Event of Default; (b) breach by Merchant of the Covenants in this Agreement and the enforcement thereof; and (c) the enforcement of PMF’s remedies set forth in this Agreement, including but not limited to court costs and attorney’s fees.

3.5	Required Notifications. Merchant is required to give PMF written notice within 24 hours of any filing under Title 11 of the United States Code. Merchant is required to give PMF seven days’ written notice prior to the closing of any sale of all or substantially all of the Merchant’s assets or stock.

4	MISCELLANEOUS

4.1	Modifications; Agreements. No modification, amendment, waiver, or consent of any provision of this Agreement shall be effective unless the same shall be in writing and signed by PMF.

4.2	Assignment. PMF may assign, transfer, or sell its rights to receive the Purchased Amount or delegate its duties hereunder, either in whole or in part.

4.3	Notices. All notices, requests, demands, and other communications hereunder, including disputes or inaccuracies concerning information furnished to credit reporting agencies shall be, unless otherwise provided herein, in writing and shall be delivered by certified mail, courier overnight delivery or hand delivery, to the respective parties to this Agreement at their respective addresses in this Agreement or at such other address that either party specifically requests from the other in writing that notice be provided from time to time.

4.4	Waiver Remedies. No failure on the part of PMF to exercise, and no delay in exercising any right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right under this Agreement preclude any other further exercise thereof or the exercise of any other right. The remedies provided hereunder are cumulative and not exclusive of any remedies provided by law or equity.

4.5	Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of Merchant, PMF, and their respective successors and assigns, except that Merchant shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of PMF, whose consent may be withheld in PMF’s sole discretion. PMF reserves the right to assign this Agreement with or without prior written notice to Merchant.

4.6	Survival of Representation. All representations, warranties, and covenants herein shall survive the execution and delivery of this Agreement and shall continue in full force until all obligations of this Agreement shall have been satisfied in full and this Agreement shall have terminated.

4.7	Interpretation. All parties hereto have reviewed this Agreement with an attorney of their own choosing and have relied only on their own attorney’s guidance and advice. No construction determinations shall be made against either Party hereto as drafter.

4.8	Severability. In case any of the provisions in this Agreement is found to be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of any other provision contained herein shall not in any way be affected or impaired.

4.9	Entire Agreement. Any provision hereof prohibited by law shall be ineffective only to the extent of such prohibition without invalidating the remaining provisions hereof.

4.10	JURY TRIAL WAIVER. THE PARTIES HERETO WAIVE TRIAL BY JURY IN ANY COURT IN CONNECTION WITH ANY DISPUTE, AS THE TERM “DISPUTE” IS DEFINED IN SECTION 5.1 HEREIN, EXCEPT WHERE SUCH WAIVER IS PROHIBITED BY LAW OR AGAINST PUBLIC POLICY. THIS WAIVER IS MADE KNOWINGLY, WILLINGLY, AND VOLUNTARILY AND WITHOUT DURESS, AND AFTER EACH PARTY’S CONSULTATION WITH ITS RESPECTIVE ATTORNEY(S).

4.11	CLASS ACTION WAIVER. THE PARTIES WAIVE ANY RIGHT TO ASSERT ANY CLAIMS AGAINST THE OTHER PARTY AS A REPRESENTATIVE OR MEMBER IN ANY CLASS OR REPRESENTATIVE ACTION, EXCEPT WHERE SUCH WAIVER IS PROHIBITED BY LAW OR AGAINST PUBLIC POLICY. TO THE EXTENT EITHER PARTY IS PERMITTED BY LAW OR COURT OF LAW TO PROCEED WITH A CLASS OR REPRESENTATIVE ACTION AGAINST THE OTHER, THE PARTIES AGREE THAT: (1) THE PREVAILING PARTY SHALL NOT BE ENTITLED TO RECOVER ATTORNEY’S FEES OR COSTS ASSOCIATED WITH PURSUING THE CLASS OR REPRESENTATIVE ACTION (NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT); AND (2) THE PARTY WHO INTIATES OR PARTICIPATES AS A MEMBER OF THE CLASS WILL NOT SUBMIT A CLAIM OR OTHERWISE PARTICIPATE IN ANY RECOVERY SECURED THROUGH THE CLASS OR REPRESENTATIVE ACTION.

PHONE: 212-931-6864	FAX: 646-780-8724	EMAIL : INFO@PMFUS.COM	WWW.PMFUS.COM	7

4.12	Limitation of Liability. In no event will PMF be liable for any claims asserted by Merchant or Guarantor under any theory of law including any tort or contract theory for lost profits, lost revenues, lost business opportunities, exemplary, punitive, special, incidental, indirect, or consequential damages, each of which is hereby expressly waived to the fullest extent permitted by law by Seller and Guarantor(s). PMF is not responsible and shall not be liable for any claims, losses, or other damages under any agreement of Merchant or Guarantor(s) with any third party, and Merchant hereby agrees to hold PMF harmless from any and all such liabilities.

4.13	Facsimile & Digital Acceptance. Facsimile signatures and digital signatures hereon shall be deemed acceptable for all purposes.

5	ARBITRATION AND DISPUTE RESOLUTION

5.1	Agreement to Arbitrate All Disputes. “PMF” and “Merchant” agree that any Dispute shall be resolved by final and binding arbitration. The term “Dispute” is defined in the broadest possible manner and includes any and all claims or controversies arising out of or in any way related to this Agreement, Security Agreement and/or guaranty (collectively “Agreement”) or the relationship between PMF and Merchant, whether arising from or relating to the Agreement itself, or arising from alleged extra-contractual facts prior to, during, or subsequent to the Agreement, and whether involving claimed grounded in contract, tort, or other theory of law or equity. Dispute also includes any and all claims or controversies concerning the scope, validity, and enforceability of this Arbitration and Dispute Resolution provision. The Parties agree to arbitrate all threshold questions of arbitrability, including but not limited to whether this Arbitration and Dispute Resolution provision is enforceable. The phrase “Arbitration and Dispute Resolution provision” shall refer to the entire Section 5 (5.1-5.13).

5.2	Governing Law. This Arbitration and Dispute Resolution provision shall be governed by the Federal Arbitration Act, 9 U.S.C. SECTION 1-16 (“FAA”). In the event a final, binding, and non-appealable judgment finds that the FAA does not apply, this Arbitration and Dispute Resolution provision shall be governed by the arbitration law of the State of New York. All Disputes other than Disputes over this Arbitration and Dispute Resolution shall be governed by the substantive law of the State of New York, regardless of the rules of conflict of laws and regardless of the legal theory which such matter is asserted.

5.3	Class Action Waiver / Bilateral Arbitration. The Parties waive any ability to participate in a class action litigation or class-wide arbitration in any other capacity, including but not limited to, as a class representative or private attorney general. The arbitrator therefore has no authority to order or permit class litigation or class arbitration. The Parties also waive any ability to join or consolidate their Dispute with other persons or entities. The arbitrator therefore has no authority to order or permit the Parties to join or consolidate claims or Disputes with the claims or disputes of other persons or entities.

5.3	Class Action Waiver / Bilateral Arbitration. The Parties waive any ability to participate in a class action litigation or class-wide arbitration in any other capacity, including but not limited to, as a class representative or private attorney general. The arbitrator therefore has no authority to order or permit class litigation or class arbitration. The Parties also waive any ability to join or consolidate their Dispute with other persons or entities. The arbitrator therefore has no authority to order or permit the Parties to join or consolidate claims or Disputes with the claims or disputes of other persons or entities.

5.4	Choice of Arbitrator / Rules of Arbitration. To initiate arbitration, the initiating Party shall send the opposite Party written notice by certified mail, return receipt requested, of the Party’s intent to arbitrate, even if a lawsuit has been filed. This notice must set forth the subject matter of the Dispute along with the relief requested. Regardless of who demands arbitration, Merchant shall have the right to select either of the following arbitration organizations to administer the arbitration: the American Arbitration Association (“AAA”) (1-800-778-7879) (http://www.adr.org) or JAMS (1-800-352-5267) (http://www.jamsadr.com). In any case, the arbitration is to be venued in the City and State of New York. The Party receiving notice of arbitration shall respond in writing by certified mail, return receipt requested, within twenty (20) days. If Merchant demands arbitration, Merchant must inform PMF of Merchant’s selection of an arbitration organization in Merchant’s demand notice. If PMF demands arbitration, Merchant must notify PMF within twenty (20) days in writing by certified mail return receipt requested of the arbitration organization, the AAA or JAMS, that Merchant selects. If Merchant fails to notify PMF in this manner then PMF has the right to select the arbitration organization. Arbitration proceedings will be governed by the commercial arbitration rules and procedures of the selected arbitration organization or arbitrator, except to the extent such rules and procedures contradict the terms of this Arbitration and Dispute Resolution provision, including the limitations on the arbitrator above and below. Merchant must send any arbitration demand and notice of intent to arbitrate to PMF, c/o its attorneys, Joseph I. Sussman, P.C., 333 Pearsall Ave, Suite 205, Cedarhurst, NY 11516.

PHONE: 212-931-6864	FAX: 646-780-8724	EMAIL : INFO@PMFUS.COM	WWW.PMFUS.COM	8

5.5	Arbitration Fees. Regardless of who demands arbitration, upon Merchant’s request, PMF will advance Merchant’s portion of the arbitration expenses, including the filing, administrative, hearing, and arbitrator’s fees (“Arbitration Fees”). If the arbitrator renders a decision or an award in Merchant’s favor resolving the Dispute, then Merchant will not be responsible for reimbursing PMF for Merchant’s portion of the Arbitration Fees that were advanced (if any) by PMF, and PMF will reimburse Merchant for any Arbitration Fees Merchant had previously paid. If the arbitrator renders a decision or an award in favor of PMF, then the arbitrator may require Merchant to reimburse PMF for any Arbitration Fees that were advanced on Merchant’s behalf, less any Arbitration Fees Merchant had previously paid.

5.6	Who May Enforce this Arbitration Provision. For purposes of this Arbitration and Dispute Resolution provision, “Merchant” refers to Merchant and Merchant’s heirs, successors, assigns, personal representatives, guardians, and/or bankruptcy trustees. For purposes of this Arbitration and Dispute Resolution provision, “Merchant” also refers to Guarantor and Guarantor’s heirs, successors, assigns, personal representatives, guardians, and/or bankruptcy trustees. For purposes of this Arbitration and Dispute Resolution provision “PMF” refers to PMF and PMF’s employees, agents, directors, officers, shareholders, governors, managers, members, parent companies, subsidiaries, affiliated entities, attorneys, predecessors, successors, assigns, heirs, and successors. PMF does not consent, and nothing in this Arbitration and Dispute Resolution provision shall be deemed a consent by PMF, to arbitrate any dispute with any person or entity other than Merchant, as defined herein.

5.7	Survival and Severability of Arbitration and Dispute Resolution. This Arbitration and Dispute Resolution provision will survive: (1) termination or changes in this Agreement; (2) any change in the relationship between PMF and Merchant; (3) the bankruptcy of PMF or Merchant; and (4) any transfer, sale, or assignment of this Agreement. If any part of this Arbitration and Dispute Resolution is held invalid, the remainder shall remain in full force and effect. That notwithstanding, if any final, binding, and non-appealable judgment finds that this Arbitration and Dispute Resolution provision cannot be enforced without permitting class arbitration or consolidated proceedings, the entirety of the Parties’ arbitration obligations under the Arbitration and Dispute Resolution provision shall be null and void and neither PMF nor Merchant shall be entitled to arbitrate claims or Dispute. Any judgment finding that this Arbitration and Dispute Resolution provision cannot be enforced without permitting class arbitration or consolidated proceedings shall not be binding in any proceedings involving persons or entities who were not parties to that judgment. The decision of any Party not to demand compliance with any portion of this Arbitration and Dispute Resolution provision shall not waive the Party’s right to demand compliance with any other portion of this Arbitration and Dispute Resolution provision.

5.8	LIMITATION OF ACTION. MERCHANT AND GUARANTOR SHALL COMMENCE ANY DISPUTE BASED ON ANY CAUSE OF ACTION WITHIN ONE YEAR OF THE ACCRUAL OF THAT CAUSE OF ACTION AND NO SUCH DISPUTE MAY BE MAINTAINED WHICH IS NOT COMMENCED WITHIN THAT PERIOD.

5.9	Judicial Review. Any party to an arbitration award may file such award in any state or federal court located in the State and County of New York. Any party to an award may seek confirmation, modification, or vacatur of the award as provided for by the FAA. Without otherwise limiting or affecting this right to judicial review, Parties also have the right to seek judicial review of any ruling by the arbitrator that class arbitration, class litigation, joinder of claims, or consolidation of proceedings is permitted or required.

5.10	Arbitration Carve-Out / Permitted Court Action. Notwithstanding the arbitration obligations set forth in this Arbitration and Dispute Resolution provision, the Parties shall be permitted to seek and obtain monetary relief, in aggregate, up to an amount equal to the Purchase Amount plus an additional 40% thereof, by filing and maintaining and individual (i.e. bilateral; not class, joined, or consolidated) court action concerning a Dispute in a state or federal court located in the State and City of New York (“Permitted Court Action”). Merchant and Guarantor consent to the jurisdiction of those particular courts, and expressly waives any objection based on forum non conveniens, and agrees that such courts shall be the exclusive forum for any Permitted Court Action concerning any Dispute, notwithstanding that other courts may have jurisdiction over the parties and the subject matter.

5.11	Method of Service. For any Permitted Court Action, as such term is defined above, PMF may serve Merchant and/or Guarantor with process via certified mail by depositing into a United States Postal Service depository, a properly postaged envelope addressed to Merchant and Guarantor’s respective addresses listed herein (or such other address that such party specifically requests in writing that PMF substitute in place of the address listed herein).

5.12	Attorney’s Fees. In the event PMF retains counsel with respect to any Dispute, Merchant and Guarantor agree to pay all expenses of PMF in enforcing its rights under this Agreement (including expenses incurred in taking possession, holding, preparing for disposition, and disposing of the Collateral) which expenses include PMF’s reasonable attorney’s fees (whether or not an action is commenced, whether in settlement or trial, and whether or not in the court of original jurisdiction, appellate court, bankruptcy court or otherwise), court costs, fees, expenses, and all costs of collection of any judgment and any costs of appeal.

5.13	Interpreting this Arbitration Provision. The purpose of this Arbitration and Dispute Resolution provision is to give binding effect to the Parties’ intent to resolve all Disputes through binding bilateral arbitration except to the extent of a Permitted Court Action. Any ambiguities in this Arbitration and Dispute Resolution provision should be construed in favor of effectuating this intent. Similarly, the terms “and,” “or,” and “and/or” should be construed conjunctively or disjunctively or both conjunctively and disjunctively, as appropriate, in order to effectuate this intent.

5.14	Right to Negotiate. For a limited period of time described below, Merchant and Guarantor may negotiate certain terms and conditions of this Agreement; Merchant and Guarantor are not required to accept certain of the terms and conditions as they currently appear in this Agreement. Merchant and Guarantor may each negotiate on the Arbitration and Dispute Resolution provisions, or the jury trial or class action waiver, or other waiver provisions of this Agreement, by providing a written notice signed by such Party stating the particular provision(s) it/he/she wishes to negotiate on, provided that such notice is delivered to PMF no later than 24 hours following the negotiating party’s execution of this Agreement, and further provided that the notice is delivered via email to the following email address: info@pmfus.com with the following words in the subject: “Request to Negotiate Terms of Agreement.” PMF will not honor any request under this provision unless the above-stated conditions are strictly complied with. Upon PMF’s receipt of a timely request under this provision, the Parties shall endeavor to promptly negotiate in good faith alternative terms and conditions as may be mutually agreeable. In the event that the Parties are unable to reach an agreement on alternative terms and conditions following good faith negotiations, any Party shall have the right to rescind this Agreement, whereby each Party shall be restored to its original positions prior to entering into this Agreement. Please seek the advice of legal counsel to carefully review and consider this option.

PHONE: 212-931-6864	FAX: 646-780-8724	EMAIL : INFO@PMFUS.COM	WWW.PMFUS.COM	9

Security Agreement And Guarantee

SECURITY AGREEMENT

Security Interest. This Agreement will constitute a security agreement under the Uniform Commercial Code. Merchant and Guarantor(s) grants to PMF a security interest in and lien upon: (a) all accounts, chattel paper, documents, equipment, general intangibles, instruments, and inventory, as those terms are each defined in Article 9 of the Uniform Commercial Code (“UCC”), now or hereafter owned or acquired by Merchant and/or Guarantor(s), (b) all proceeds, as that term is defined in Article 9 of the UCC (c) all funds at any time in the Merchant’s and/or Guarantor(s) Account, regardless of the source of such funds, (d) present and future Electronic Check Transactions, and (e) any amount which may be due to PMF under this Agreement, including but not limited to all rights to receive any payments or credits under this Agreement (collectively, the “Secured Assets”). Merchant agrees to provide other security to PMF upon request to secure Merchant’s obligations under this Agreement. Merchant agrees that, if at any time there are insufficient funds in Merchant’s Account to cover PMF’s entitlements under this Agreement, PMF is granted a further security interest in all of Merchant’s assets of any kind whatsoever, and such assets shall become the Secured Assets. These security interests and liens will secure all of PMF’s entitlements under this Agreement and any other agreements now existing or later entered into between Merchant, PMF, or an affiliate of PMF is authorized to file any and all notices or filings it deems necessary or appropriate to enforce its entitlements hereunder.

This security interest may be exercised by PMF without notice or demand of any kind by making an immediate withdrawal or freezing the Secured Assets. PMF shall have the right to notify account debtors at any time. Pursuant to Article 9 of the Uniform Commercial Code, as amended from time to time, PMF has control over and may direct the disposition of the Secured Assets, without further consent of Merchant. Merchant hereby represents and warrants that no other person or entity has a security interest in the Secured Assets.

PHONE: 212-931-6864	FAX: 646-780-8724	EMAIL : INFO@PMFUS.COM	WWW.PMFUS.COM	10

With respect to such security interests and liens, PMF will have all rights afforded under the Uniform Commercial Code, any other applicable law and in equity. Merchant will obtain from PMF written consent prior to granting a security interest of any kind in the Secured Assets to a third party. Merchant and Guarantor (s) agree(s) that this is a contract of recoupment and PMF is not required to file a motion for relief from a bankruptcy action automatic stay to realize on any of the Secured Assets. Nevertheless, Merchant and Guarantor(s) agree(s) not to contest or object to any motion for relief from the automatic stay filed by PMF. Merchant and Guarantor(s) agree(s) to execute and deliver to PMF such instruments and documents PMF may reasonably request to perfect and confirm the lien, security interest and right of setoff set forth in this Agreement. PMF is authorized to execute all such instruments and documents in Merchant’s and Guarantor(s) name.

Merchant and Guarantor(s) each acknowledge and agree that any security interest granted to PMF under any other agreement between Merchant or Guarantor(s) and PMF (the “Cross-Collateral”) will secure the obligations hereunder and under the Merchant Agreement. Merchant and Guarantor(s) each agrees to execute any documents or take any action in connection with this Agreement as PMF deems necessary to perfect or maintain PMF’s first priority security interest in the Collateral and the Additional Collateral, including the execution of any account control agreements. Merchant and Guarantor(s) each hereby authorizes PMF to file any financing statements deemed necessary by PMF to perfect or maintain PMF’s security interest. Merchant and Guarantor(s) shall be liable for, and PMF may charge and collect, all costs and expenses, including but not limited to attorney’s fees, which may be incurred by PMF in protecting, preserving and enforcing PMF security interest and rights.

Negative Pledge. Merchant and Guarantor(s) each agree to not create, incur, assume, or permit to exist, directly or indirectly, any lien on or with respect to any of the Collateral or the Additional Collateral, as applicable.

Consent to Enter Premises and Assign Lease. PMF shall have the right to cure Merchant’s default in the payment of rent on the following terms. In the event Merchant is served with papers in an action against Merchant for nonpayment of rent or for summary eviction, PMF may execute its rights and remedies under the Assignment of Lease. Merchant also agrees that PMF may enter into an agreement with Merchant’s landlord giving PMF the right: (a) to enter Merchant’s premises and take possession of the fixtures and equipment therein for the purpose of protecting and preserving the same; and/or (b) to assign Merchant’s lease to another qualified business capable of operating a business comparable to Merchant’s at such premises.

Remedies. Upon any Event of Default, PMF may pursue any remedy available at law (including those available under the provisions of the UCC), or in equity to collect, enforce, or satisfy any obligations then owing to PMF, whether by acceleration or otherwise.

GUARANTY

THE TERMS, DEFINITIONS, CONDITIONS AND INFORMATION SET FORTH IN THE “MERCHANT AGREEMENT,” INCLUDING THE “TERMS AND CONDITIONS,” ARE HEREBY INCORPORATED IN AND MADE A PART OF THIS SECURITY AGREEMENT AND GUARANTY. CAPITALIZED TERMS NOT DEFINED IN THIS SECURITY AGREEMENT AND GUARANTY, SHALL HAVE THE MEANING SET FORTH IN THE MERCHANT AGREEMENT, INCLUDING THE TERMS AND CONDITIONS.

PMF as an additional inducement for PMF to enter into this Agreement, the undersigned Guarantor(s) hereby provides PMF with this Guaranty. Guarantor(s) will not be personally liable for any amount due under this Agreement unless Merchant commits an Event of Default pursuant to Paragraph 3.1 of this Agreement. Each Guarantor shall be jointly and severally liable for all amounts owed to PMF in the Event of Default. Guarantor(s) guarantee Merchant’s good faith, truthfulness, and performance of all of the representations, warranties, and covenants made by Merchant in this Agreement as each may be renewed, amended, extended, or otherwise modified (the “Guaranteed Obligations”). Guarantor’s obligations are due at the time of any breach by Merchant of any representation, warranty, or covenant made by Merchant in the Agreement.

Guarantor Waivers. In the event of a breach of the above, PMF may seek recovery from Guarantor(s) for all of PMF’s losses and damages by enforcement of PMF’s rights under this Agreement without first seeking to obtain payment from Merchant, any other guarantor, or any Collateral or Additional Collateral PMF may hold pursuant to this Agreement or any other Guaranty.

PMF does not have to notify Guarantor of any of the following events and Guarantor will not be released from its obligations under this Agreement if it is not notified of: (i) Merchant’s failure to pay timely any amount required under the Merchant Agreement; (ii) any adverse change in Merchant’s financial condition or business; (iii) any sale or other disposition of any collateral securing the Guaranteed Obligations or any other guaranty of the Guaranteed Obligations; (iv) PMF’s acceptance of this Agreement; and (v) any renewal, extension or other modification of the Merchant Agreement or Merchant’s other obligations to PMF. In addition, PMF may take any of the following actions without releasing Guarantor from any of its obligations under this Agreement: (a) renew, extend, or otherwise modify the Merchant Agreement or Merchant’s other obligations to PMF; (b) release Merchant from its obligations to PMF; (c) sell, release, impair, waive, or otherwise fail to realize upon any collateral securing the Guaranteed Obligations or any other guaranty of the Guaranteed Obligations; and (d) foreclose on any collateral securing the Guaranteed Obligations or any other guaranty of the Guaranteed Obligations in a manner that impairs or precludes the right of Guarantor to obtain reimbursement for payment under this Agreement. Until the Purchased Amount and Merchant’s other obligations to PMF under the Merchant Agreement and this Agreement are paid in full, Guarantor shall not seek reimbursement from Merchant or any other guarantor for any amounts paid by it under this Agreement. Guarantor permanently waives and shall not seek to exercise any of the following rights that it may have against Merchant, any other guarantor, or any collateral provided by merchant or any other guarantor, for any amounts paid by it, or acts performed by it, under this Agreement: subrogation, reimbursement, performance, indemnification, or contribution. In the event that PMF must return any amount paid by Merchant or any other guarantor of the Guaranteed Obligations because that person has become subject to a proceeding under the United States Bankruptcy Code or any similar law, Guarantor’s obligations under this Agreement shall include that amount.

PHONE: 212-931-6864	FAX: 646-780-8724	EMAIL : INFO@PMFUS.COM	WWW.PMFUS.COM	11

Guarantor Acknowledgement. Guarantor acknowledges that: (i) He/She is bound by the Class Action Waiver provision in the Merchant Agreement Terms and Conditions; (ii) He/She understands the seriousness of the provisions of this Agreement; (iii) He/She has had a full opportunity to consult with counsel of his/her choice; and (iv) He/She has consulted with counsel of its choice or has decided not to avail himself/herself of that opportunity.

PHONE: 212-931-6864	FAX: 646-780-8724	EMAIL : INFO@PMFUS.COM	WWW.PMFUS.COM	12

Appendix A: The Fee Structure

a.	Underwriting Fee - $ 17,005.00

b.	NSF Fee - $ 35.00 each (up to four times only before a default is declared)

c.	Payment Stopped Fee - $ 135.00

d.	ACH Processing Fee - $ 12.50

e.	UCC Filing Fee- $150.00

f.	Default Fee - $5,000.00

g.	Financing Fee:

$5,000 – $9,999 = $149
$10,000 – $19,999 = $299
$20,000 – $49,999 = $699
$50,000 – $100,000 = $1,299
$100,001- $249,999= $1,750
$250,000 + = 2,995

PHONE: 212-931-6864	FAX: 646-780-8724	EMAIL : INFO@PMFUS.COM	WWW.PMFUS.COM	13